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                                          Companion Life Insurance Company
                                          Mutual of Omaha Plaza, Law 3/rd/ Floor
                                          Omaha, NE 68175-1008

April 29, 2004

Companion Life Insurance Company
303 Merrick Road
Lynbrook, New York 11563

To Whom It May Concern:

With reference to Post-Effective Amendment Number 12 for Registration Number 33-98062 on Form N-4 filed by Companion Life Insurance Company and Companion Life Separate Account C with the Securities and Exchange Commission covering variable annuity contracts (the "Amendment"), I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Companion Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue variable annuity contracts by the New York Department of Insurance.

2. Companion Life Separate Account C is a duly authorized and existing separate account established pursuant to New York law.

3. The variable annuity contracts, when issued as contemplated by the Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Companion Life Insurance Company.

4. The Amendment does not contain disclosures that would render it ineligible to become effective under paragraph (b) of Rule 485 under the Securities Act of 1933.

I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment Number 12 to the Form N-4 Registration Statement and to the use of my name under the caption "Legal Proceedings" in the Prospectus contained in the Registration Statement.


Sincerely,

/s/ Thomas J. McCusker
General Counsel
Companion Life Insurance Company